Exhibit 99.7

February 5, 2024

To: MKDWELL Tech Inc. (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as PRC legal counsel for MKDWELL Tech Inc. (“MKD” or the “Company”) a company incorporated in the BVI with BVI Company Number 2128871 in connection with the registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”).

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities (as defined below), MKD and appropriate representatives of MKD. In delivering this opinion, we have made the following assumptions:

(a)	that all documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the documents submitted to us are genuine;

(b)	that all corporate minutes, resolutions and documents of or in connection with the PRC Entities (as defined in the below) as they were presented to us are true, accurate, complete;

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(c)	that the documents and the corporate minutes and resolutions which have been presented to us still exist, remain in full force and effect as of the date hereof and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by MKD and the PRC Entities, including all factual statements in the documents and all other factual information provided to us by MKD and the PRC Entities, and the statements made by MKD, the PRC Entities and relevant government officials, are true, accurate, complete and not misleading, and that MKD has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of MKD and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the PRC Laws.

Except to the extent expressly set forth herein or as we otherwise believe to be necessary to this opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of MKD and the PRC Entities or the rendering of this opinion.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the PRC Laws and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“Business Combination”

means the mergers and the other transactions to be consummated under the Business Combination Agreement dated June 20, 2023 by and among Cetus Capital Acquisition Corp., MKD Technology Inc., MKDWELL Tech Inc., and the other parties thereto.

“CSRC”	means the China Securities Regulatory Commission.

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“CAC”	means the Cyberspace Administration of China.

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Entities”	means MKDWELL (Jiaxing) Electronic Technology Ltd. and MKDWELL (Shanghai) Electronic Technology Ltd., each of which is a company incorporated under the PRC Laws.

“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, which were promulgated by the CSRC on February 17, 2023 and became effective on March 31, 2023.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1. Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A Rules is not required to be obtained for the Business Combination. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

2. To the best of our knowledge after due and reasonable inquiry, the statements in the Registration Statement under the captions “About this Proxy Statement/Prospectus”, “Summary of The Proxy Statement/Prospectus”, “Risk Factors”, “MKD’s Business”, and “Enforceability of Civil Liabilities Under U.S. Securities Laws” to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

3. To the best of our knowledge after due and reasonable inquiry and as confirmed by MKD, as of the date of this opinion, neither MKD nor the PRC entities are subject to cybersecurity review with CAC to conduct business operations in China, given that: (i) MKD and the PRC Entities do not operate any network platform or provide any network service for individual users, (ii) all the customers and suppliers of MKD and the PRC Entities are enterprises, (iii) MKD and the PRC entities do not possess a large amount of personal information in their business operations, (iv) neither has been recognized as “operator of critical information infrastructure” by any authentic authority, (v) MKD and the PRC Entities have not been involved in any investigations initiated by the CAC, nor have they received any inquiry, notice, warning, or sanction in such respect.

4. According to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. To the best of our knowledge after due and reasonable inquiry and as confirmed by MKD, MKD has submitted the filing with the CSRC on September 21, 2023, and has since been informed by CSRC that it is not within the scope of the Overseas Listing Trial Measures.

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The foregoing opinion is further subject to the following qualifications:

(a)	this opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above;

(b)	this opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Governmental Agencies or the PRC courts;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of the competent Governmental Agency.

(e)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as MKD’s PRC legal counsel solely for the purpose of the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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